Exhibit 10.2

SecureWorks Corp.
Non-Employee Director Compensation Policy
The Board of Directors (“Board”) of SecureWorks Corp. (the “Company”) has adopted this SecureWorks Corp. Non-Employee Director Compensation Policy (the “Policy”) to assist the Compensation Committee of the Board (or its successor, the “Committee”) in establishing retainers, fees, and equity grants (and payment or award thereof, as applicable) associated with director compensation. Any new director compensation policies enacted from time to time are deemed to be incorporated herein upon their effective date. The Committee and/or the Board shall review and reassess this Policy from time to time to determine whether the Policy should be updated.
Each director who is not an employee of the Company or an Affiliate of the Company shall be entitled to the payments described below while serving as a director on the Board.

Annual Cash Retainer:
An annual retainer fee of USD $35,000 shall be payable in a lump sum following each annual meeting of Company’s stockholders at which directors are elected to serve on the Board (the “Annual Meeting”) to each director who becomes or remains a member of the Board following the conclusion of such Annual Meeting. A director appointed to the Board other than pursuant to election at the Annual Meeting shall be entitled to pro-rated payment of the annual retainer fee for the partial year of service, payable in a lump sum upon his or her commencement of service on the Board. A director must be actively serving as a director on the date of such payment to receive his or her payment.

Committee Chairmanship Fee:
The corresponding annual chairmanship fee set forth below shall also be payable in a lump sum following the Annual Meeting to each director who becomes or remains the chairman of any of the following committees of the Board following the conclusion of such Annual Meeting for his or her chairmanship services. A director appointed to serve as chairman during a year and prior to an Annual Meeting shall be entitled to pro-rated payment of the annual chairmanship fee for the partial year of chairmanship service, payable in a lump sum upon his or her commencement of service as chairman. The chairman must be actively serving as the chairman of the applicable committee on the date of such payment to receive his or her payment.

	Audit Committee:	USD $20,000
	Compensation Committee:	USD $12,000
	Nominating and Corporate Governance Committee:	USD $8,000

Committee Membership Fee:
The corresponding annual committee fee set forth below shall also be payable in a lump sum following the Annual Meeting to each director who becomes or remains a member of the following committees of the Board (excluding the chairman) for his or her committee member services. A director appointed to serve on a committee during a year and prior to an Annual Meeting shall be entitled to pro-rated payment of the annual committee service fee for the partial year of committee service, payable in a lump sum upon his or her commencement of service as a committee member. The member must be actively serving as a member of the applicable committee on the date of such payment to receive his or her payment.

Audit Committee: USD $10,000
Compensation Committee: USD $6,000
Nominating and Corporate Governance Committee: USD $4,000

Initial Equity Grant:
Following initial election or appointment to the Board, upon commencing service as a director or as promptly thereafter as reasonably practicable, a director shall be granted restricted stock units relating to that number of shares of the Company’s Class A common stock, par value $0.01 per share (the “Stock”), having a value equal to USD $400,000 as of the grant date, pursuant to the terms of the Company’s standard form of restricted stock unit agreement for directors, which restricted stock units shall vest in equal installments on the first, second, and third anniversaries of the grant date, subject to the director’s continued, active service as a director on each such vesting date.

Annual Equity Grant:
Following the conclusion of each Annual Meeting, each director who remains a member of the Board following the conclusion of such Annual Meeting shall be granted restricted stock units relating to that number of shares of Stock having a value equal to $180,000 as of the grant date (but rounded down to the next integer of Stock in the case of a valuation that produces a fractional share), pursuant to the terms of the Company’s standard form of restricted stock unit agreement for directors, which restricted stock units shall vest in full on the first anniversary of the grant date, subject to the director’s continued, active service as a director on such vesting date.

Each director appointed to the Board other than pursuant to election at the Annual Meeting may, at the discretion of the Board, receive a pro-rated annual grant of restricted stock units, pursuant to the terms of the Company’s standard form of restricted stock unit agreement for directors, which restricted stock units shall vest in full on the first anniversary of the grant date, subject to the director’s continued, active service as a director on such vesting date.

In addition to the foregoing payments, each member of the Board shall be entitled to reimbursement for travel expenses incurred in attending Board meetings and any committee meetings (travel expense reimbursement is subject to the Company’s current expense policy, as amended from time to time).

The Company does not pay any Board retainers or fees or provide any Board equity grants not set forth above. These retainers, fees, or grants may be modified or adjusted from time to time as determined by the Board on recommendation of the Committee.
Directors of the Board who are employees of the Company or an Affiliate of the Company shall receive no compensation for their Board service.

This Policy supersedes all prior agreements or policies concerning director compensation.
Capitalized terms used in this Policy but not otherwise defined herein shall have the meaning set forth in the Company’s Amended and Restated 2016 Long-Term Incentive Plan, as it may be amended from time to time, or any successor plan thereto.
Effective: June 21, 2018

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